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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-113351 of Harrah's Entertainment, Inc. of our report dated March 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah's Entertainment, Inc.'s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of Harrah's Entertainment, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
May 7, 2004

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INDEPENDENT AUDITORS' CONSENT